Exhibit 15.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 19, 2022, with respect to the consolidated financial statements of Witt O’Brien’s, LLC. as of December 31, 2021 and 2020 and for the Successor period April 15, 2021, through December 31, 2021, and the Predecessor periods January 1, 2021, through April 14, 2021, and year ended December 31, 2020, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement and to the use of our name as it appears under the caption “Statement by Experts”.

/s/ Grant Thornton LLP

Fort Lauderdale, Florida

March 7, 2023